FOR IMMEDIATE RELEASE
Please Contact:	Michael Gelmon, CEO	PRESS RELEASE
Banyan Corporation (800) 808-0899
Investor Relations: (877) 788-1940
E-mail: info@chiropracticusa.net
www.ChiropracticUSA.net
www.Banyancorp.com

BANYAN CORPORATION SEES
ROYALTY INCREASE FOR FIRST QUARTER 2004

LOS ANGELES (May 26, 2004)--Banyan Corporation (OTCBB: BANYE) and its subsidiary, Chiropractic USA, Inc., announced their royalty income has increased 42% during the first quarter of 2004 from fourth quarter 2003.

Michael Gelmon, Banyan CEO, stated, “We are delighted to see substantial increase in our royalty income and look forward to substantial increases over the long-term.”

“The foundation has been laid and the infrastructure is now in place enabling our incoming royalties to strengthen our bottom line,” concluded Banyan President Cory Gelmon.

Contact Banyan Corporation Investor Relations toll-free at (877) 788-1940. For more information about Chiropractic USA, visit the Chiropractic USA Web site at www.ChiropracticUSA.net.

About Banyan Corporation

Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s subsidiary, Chiropractic USA, Inc., is focusing on the development of branded chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising chiropractic clinics under its marks and uniform operating systems and practices. The company’s other subsidiary; Banyan Financial Services, Inc., is providing practice finance solutions to the chiropractic, medical, dental and healthcare communities.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Banyan Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Banyan Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors. For a description of additional risks and uncertainties, please refer to Banyan’s filings with the Securities and Exchange Commission.

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